Exhibit 99.1

FOR IMMEDIATE RELEASE

Cempra Awarded $58 Million Contract to Develop Antibiotic for Pediatric Use and

Biodefense by Biomedical Advanced Research and Development Authority (BARDA)

- Cempra to Host Conference Call and Webcast at 8:30 a.m. EDT, Tomorrow, May 29, 2013

Chapel Hill, NC, May 28, 2013 – Cempra, Inc. (Nasdaq: CEMP), a clinical-stage pharmaceutical company focused on developing differentiated antibiotics, today announced that the Biomedical Advanced Research and Development Authority (BARDA) has awarded Cempra with a five year contract valued up to $58 million for the development of solithromycin to treat infections in pediatric populations and for the treatment of infections by bioterror threat pathogens. Solithromycin, Cempra’s lead product candidate, is a fourth generation macrolide antibiotic in the fluoroketolide family that is currently in Phase 3 development for community-acquired bacterial pneumonia (CABP) in adults. The company will host a conference call and webcast at 8:30 a.m. EDT, tomorrow, May 29, to discuss the agreement.

“We are delighted that BARDA has recognized solithromycin as a potentially safe and effective treatment for the pediatric population,” said Prabhavathi Fernandes, Ph.D., chief executive officer of Cempra. “Macrolides have traditionally been favored for use in pediatrics because of their safety and efficacy. Solithromycin’s approval would be the first orally administered antibiotic approved in decades, and azithromycin (Zithromax® or Z-Pak) was the last macrolide approved, which was in 1991. We view BARDA’s funding of this project as recognition of the potential of solithromycin to have broad utility in all age groups.”

The upfront contract is for a two year base period with guaranteed funding of $17.7 million and is extendable up to five years bringing the value of the total contract to $58 million. The contract is expected to fund a variety of activities that are planned to lead to the Pediatric as well as the Animal Rule New Drug Applications (NDA) for use of solithromycin against bioterror threat pathogens. The full funding, if received, will support Phase 1, Phase 2, and the majority of the Phase 2/3 studies on a pediatric oral suspension, oral capsules and the intravenous formulation for CABP. The contract should also fund non-human primate pilot studies of activity against biothreat pathogens, anthrax and tularemia, placing Cempra’s lead product on the pathway to other indications.

This project will be funded in whole or in part with Federal funds from the Department of Health and Human Services; Office of the Assistant Secretary for Preparedness and Response; Biomedical Advanced Research and Development Authority, under Contract No. HHSO100201300009C.

Conference Call and Webcast

The conference call may be accessed by dialing 877-377-7553 for domestic callers and 253-237-1151 for international callers. Please specify to the operator that you would like to join the “Cempra, Inc., BARDA Contract Award Conference Call, conference ID#: 77304813.” The conference call will be webcast live under the investor relations section of Cempra’s website at www.cempra.com, and will be archived there for 30 days following the call. Please visit Cempra’s website several minutes prior to the start of the broadcast to ensure adequate time for any software download that may be necessary.

About Cempra, Inc.

Founded in 2006, Cempra, Inc. is a clinical-stage pharmaceutical company focused on developing antibiotics to meet critical medical needs in the treatment of bacterial infectious diseases. Cempra’s two lead product candidates are currently in advanced clinical development. Solithromycin (CEM-101) is in a Phase 3 clinical trial for community-acquired bacterial pneumonia (CABP) and is licensed to strategic commercial partner Toyama Chemical

Co., Ltd., a subsidiary of FUJIFILM Holdings Corporation, for certain exclusive rights in Japan. TAKSTA™ (CEM-102) is Cempra’s second product candidate currently in a Phase 2 clinical trial for prosthetic joint infections. Both seek to address the need for new treatments targeting drug-resistant bacterial infections in the hospital and in the community. The company also intends to use its series of proprietary lead compounds from its novel macrolide library for uses such as the treatment of chronic inflammatory diseases, endocrine diseases and gastric motility disorders. Additional information about Cempra can be found at www.cempra.com.

Investor and Media Contacts:

Robert E. Flamm, Ph.D.

Russo Partners, LLC

(212) 845-4226

Robert.flamm@russopartnersllc.com

Andreas Marathovouniotis

Russo Partners LLC

(212) 845-4235

Andreas.marathis@russopartnersllc.com

Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: the results, timing, costs and regulatory review of our studies and clinical trials; our need to obtain additional funding and our ability to obtain future funding on acceptable terms; the results of studies and trials of our product candidates conducted by others; our anticipated capital expenditures and our estimates regarding our capital requirements; our ability to obtain FDA approval of our product candidates; our dependence on the success of solithromycin and Taksta; and innovation by our competitors. The reader is referred to the documents that we file from time to time with the Securities and Exchange Commission.